Exhibit 99.1

Silvergate Capital Corporation
Q4 and Full Year 2023 Earnings Conference Call
Tuesday, January 17, 2023 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS
Hunter Stenback - Investor Relations
Alan Lane - Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - President

PRESENTATION

Operator

Hello, and welcome to today's Silvergate Capital Corporation Fourth Quarter 2022 Earnings Conference Call.

My name is Bailey, and I'll be the operator for today's call. [operator Instructions] I would now like to pass the conference to our host, Hunter Stenback, Silvergate Capital Investor Relations. Please go ahead.

Hunter Stenback

Thank you, operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation's Fourth Quarter 2022 Earnings Call. With me here today are Alan Lane, our Chief Executive Officer; Antonio Martino, our Chief Financial Officer; and Ben Reynolds, our President.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on January 31, 2023. Access to the replay is also available on the Investor Relations section of our website. Additionally, the slide deck to complement today's discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about management's future expectations, beliefs, estimates, plans and prospects Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements. Now I would like to turn the call over to Alan.

Alan Lane

Thank you, Hunter, and good morning, everyone.

As many of you know, we provided select preliminary and unaudited fourth quarter financial metrics on January 5th. Before I dive into our full report, I want to provide a recap of what happened in the digital asset industry in recent months and its impact on Silvergate. Significant over leverage in the industry has led to several high profile bankruptcies and sparked a crisis of confidence and lack of trust across the entire digital asset ecosystem. As a result, many industry participants have shifted to a risk-off position across digital asset trading platforms. To that end, we saw a modest decline in Silvergate's digital asset customers in the fourth quarter, a trend that we expect to continue in 2023 as the digital asset industry undergoes further transformation. In turn, total deposits from digital asset customers declined to $3.8 billion December 31, 2022, compared to $11.9 billion at September 30, 2022.

Average deposits were $7.3 billion, with a high of $11.9 billion and a low of $4.5 billion during the fourth quarter. As of December 31, 2022, approximately $150 million of Silvergate deposits were from customers that had filed for bankruptcy. In order to satisfy these deposit outflows, we took commensurate steps to ensure that we were maintaining cash liquidity in excess of digital asset-related deposits. We initially utilized wholesale funding to satisfy outflows, and subsequently, we sold debt securities to accommodate sustained lower deposit levels and maintain our highly liquid balance sheet. Importantly, we currently
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Tuesday, January 17, 2023 11:00 AM Eastern

maintain a cash position in excess of our digital asset-related deposits. And customers know they can access 100% of their deposits.

Tony will provide more color on the security sales and balance sheet management strategy in a few minutes. Turning to our core offering, the Silvergate Exchange Network, or SEB, -- despite the significant decline in deposits, transfer volume on the SEN was $117 billion, an increase of 4% on a sequential basis, demonstrating that our platform continues to serve as critical market infrastructure for the digital asset industry. The SEN has operated uninterrupted 24 hours a day, 7 days a week. Turning to SEN Leverage. Total approved commitments declined 23% to $1.1 billion compared to $1.5 billion at the end of the third quarter.

In addition, we experienced a range of outstanding SEN leverage balances during the quarter between $282 million and $377 million, with an average outstanding balance of $328 million. All of our SEN Leverage loans continued to perform as expected, with no losses or forced liquidations. Looking ahead, we expect to maintain existing utilization for SEN Leverage in 2023 and expect commitments to shrink to approximately $400 million by the end of the second quarter of 2023.

As we discussed on our business update call, we are taking several decisive actions to ensure our business remains resilient during a sustained period of lower deposit levels. To that end, we are in the process of evaluating our product portfolio and customer relationships with a focus on profitability. As it relates to our customer base, after a thorough analysis, we have made the difficult but deliberate decision to offboard certain noncore customers in the coming weeks. Importantly, we are prioritizing and remain committed to our core customers who routinely transact on the SEN. While our evaluation is still being conducted, we believe the impact of these customer exits will not exceed 10% of our digital asset-related deposits.

We will also be eliminating certain products that have become too costly or complex. We have concluded that products such as digital asset custody and certain cash management services, which are used by a minority of our customers and require significant resources to operate can no longer be offered profitably
While we remain focused on providing innovative solutions, reducing our product portfolio will allow us to better serve our core institutional digital asset customers. Moving forward, our product offerings consist of our most value-added solutions and reflect what we do best, with solutions like the SEN, wires via our proprietary API and deposit accounts.

In addition, we made the difficult decision to reduce our workforce by approximately 200 people or 40%. We estimate aggregate costs associated with the reduction in force of approximately $8 million, primarily consisting of severance payments, employee benefits and related costs. We expect to incur the majority of these charges in the first quarter of 2023. Taken together, we believe that focusing on providing a streamlined offering through our core customers and managing expenses will help Silvergate return to profitability in the second half of 2023.

While we are narrowing our focus, I want to emphasize that Silvergate's mission has not changed. I recognize that we've made some difficult decisions recently, but we are confident that these changes will enable us to serve our core customers in a responsible and profitable manner. We are committed to maintaining a highly liquid balance sheet with minimal credit exposure and a strong capital position, ensuring maximum flexibility for our customers. We continue to believe in the digital asset industry and stand ready to support our customers. I'll now turn the call over to Tony to review our financial results in
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more detail before we take your questions. Tony?

Tony Martino

Thank you, Alan, and good morning, everyone. Starting on Slide 3 with our key financial results. Silvergate reported a net loss attributable to common shareholders of $1 billion or a loss of $33.16 per common share. Excluding securities and derivatives, impairment charges and restructuring charges, adjusted net income available to common shareholders was $15.1 million or $0.48 per adjusted diluted share. Tier 1 leverage ratio was 5.36% based on average assets of approximately $15 billion and continues to exceed the well-capitalized standards as defined by federal banking regulations. We expect our Tier 1 leverage ratio to improve over time as we reduce wholesale funding and the resultant size of our balance sheet. In addition, book value per common share was $12.93. Moving on to Slide 5, as we disclosed earlier this month, total deposits from digital asset customers declined to $3.8 billion during the quarter compared to $11.9 billion in the third quarter and $14.1 billion in the fourth quarter of 2021. Average digital asset customer deposits were $7.3 billion in the quarter, down 40% compared to last quarter. As a result of the crisis of confidence the industry experienced, we saw higher volatility in our deposit base as the range of deposits during the quarter widened within a high of $11.9 million to a low of $3.5 billion. Our weighted average cost of deposits for the quarter increased to 77 basis points compared to 16 basis points during the third quarter.

As Alan mentioned, we initially utilized wholesale funding to satisfy outflows. The annualized cost of digital asset deposits remained at zero, reflecting our low-cost digital asset deposit strategy. As we have said before, deposits with Silvergate have been and continue to be safely held. At the end of the fourth quarter, we held total cash and cash equivalents of $4.6 billion, which is in excess of deposits from digital asset customers. Our business is designed to accommodate deposit inflows and outflows under a range of market conditions.

Turning to Slide 6, net interest income was $53.7 million in the fourth quarter, a decrease of $27.2 million compared to the third quarter and an increase of $15.5 million compared to the fourth quarter of 2021. Net interest margin was 1.54% for the fourth quarter compared to 2.1% in the third quarter and 1.11% in the fourth quarter of last year. As we outlined in our business update earlier this month, we sold debt securities for cash proceeds in order to accommodate sustained lower deposit levels and maintain our highly liquid balance sheet. We sold $5.2 billion of debt securities during the quarter, resulting in a loss on the sale of securities of $751.4 million. This sale included available-for-sale securities as well as certain securities that were previously identified as held to maturity. Our securities portfolio had an average outstanding balance of $9.8 billion with a corresponding yield of 2.61% for the fourth quarter, down from an average balance of $11.8 billion at the end of the third quarter with its corresponding yield of 2.09%. As of quarter end, our securities portfolio had a balance of $5.7 billion. As part of our risk management strategy, we hedged approximately 35% of our interest-earning assets to protect against downside interest rate risk. Looking ahead, we expect to sell a portion of these securities, estimated to be $1.7 billion, in early 2023 to reduce wholesale borrowings, which resulted in the recognition of impairment charge of $134.5 million in the fourth quarter related to the unrealized loss on those securities expected to be sold. Subsequent to the end of the year, we sold approximately $1.5 billion of securities. And as always, we will continue to evaluate our balance sheet and liquidity management needs, which will depend on deposit flows and customer behavior.

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Tuesday, January 17, 2023 11:00 AM Eastern

Turning to Slide 7, noninterest loss for the fourth quarter of 2022 was $887.3 million, compared to noninterest income of $8.5 million in the prior quarter and $11.1 million in the fourth quarter of 2021. Losses on securities were $885.8 million and losses on derivatives were $8.7 million, resulting from the sale of debt securities and related derivatives and impairment charge during the quarter. Excluding these losses on securities and derivatives, adjusted noninterest income for the quarter was $7.2 million. As a result of the strategic actions Alan outlined earlier, we expect quarterly net interest income and fee income in 2023 to trend lower than adjusted fourth quarter 2022 levels.

Slide 8 shows noninterest expense for the quarter of $238.5 million compared to $33.2 million in the prior quarter and $25.7 million in the same quarter of last year. The increase sequentially and year-over-year primarily resulted from $196.2 million impairment charge on developed technology assets we acquired earlier in the year as well as increases in salaries and employee benefits attributable to a $3.7 million restructuring charge related to exiting the mortgage lending product during the fourth quarter of 2022. Excluding the impairment on intangible assets and restructuring charges, adjusted noninterest expense for the quarter was $38.6 million. As Alan discussed earlier this month, we announced the reduction in force of approximately 200 employees or 40% in order to account for the economic realities facing the business and industry today. We estimate the aggregate costs associated with the reduction in force of approximately $8.1 million, primarily consisting of severance payments, employee benefits and related costs and expect to incur the majority of these charges in the first quarter. Cost savings associated with the reduction in force are expected to be $7 million to $8 million per quarter. Our expense base in the first half of the year will continue to be assessed as we evaluate individual vendor contracts and other costs as a result of the strategic actions that Alan mentioned. We expect expenses in the second half of the year to be lower compared to the first half of the year.

We recognized a tax benefit of $24.3 million for the fourth quarter of 2022, reflecting an effective tax recovery rate of 2.3% compared to an expense of $13.5 million for the third quarter of 2022 with a corresponding effective tax rate of 23.7%. The income tax benefit recorded in the fourth quarter of 2022 was driven by the loss recognized during the quarter and the resulting reversal of prior period income tax expense incurred during the first 3 quarters of the year, partially offset by a charge from the transition to a 100% valuation allowance on deferred tax assets. As a result of losses incurred during the quarter, we have established a deferred tax asset balance of $342 million and applied a 100% valuation allowance against this asset. The deferred tax asset balance associated with net operating losses will carry forward indefinitely and can be utilized against 80% of future taxable income.

While this was a tough quarter in light of significant challenges in the broader digital asset industry and difficult decisions we had to make as a company, we remain committed to serving our core customers We look forward to providing further updates on our business throughout 2023. With that, I would like to ask the operator to open up the line for any questions. Operator?

Question and Answer Session

Operator

[Operator Instructions ] Our first question today comes from the line of Michael Perito from KBW.

Silvergate Capital Corporation
Tuesday, January 17, 2023 11:00 AM Eastern

Michael Perito

I have a few things I want to get to, but I'll let some of my colleagues ask on the others. The one I wanted to start on was kind of your comment about deposit flows and customer behavior, driving decisions around selling securities. And I'm just -- I guess I'm curious what the recent update is on both. I mean, it seems like you sold some, but not all of the securities that you earmarked for sale when you pre-released earlier this month. And I'm just curious if there's any update to deposit flows and customer behavior that you're willing to provide at this point.

Alan Lane

Yes. I'll touch on the deposit question and turn it over to Tony for the securities question. So on the deposit question, Mike, we are not -- we're going to stick with our standard approach here, which is to not provide any guidance whatsoever. -- as, I think, abundantly clear in the fourth quarter, any guidance in this initiative is speculation. And in similar fashion, reporting on deposit movements in a two-week period is not indicative of what we might expect for the entire quarter. And so we don't want to provide any update at this point that would cause people to think that deposits are going to be surging higher or that they're going to be lower. The SEN continues to operate 24/7. We continue to maintain cash on balance sheet in excess of all of our deposits in this initiative. So our customers know that they can access their deposits 24 hours a day, 7 days a week.

If they bring additional deposits on as some customers have, we’re going to continue to hold those in cash on our balance sheet. And if customers choose to withdraw as some have, they know that they can have 24/7 – well, they can have access to move those 24/7 over the SEN or they can withdraw them by a wire transfer during normal banking hours. And we stand ready, willing and able to assist our customers with their liquidity needs, which is the primary function that Silvergate has provided to this ecosystem since we got into this business 9 years ago. And so with that, Tony, would you like to touch on the security sales?

Tony Martino

Yes, sure. Thanks, Alan. As we disclosed, we anticipated selling approximately $1.7 billion of securities and had recorded an impairment charge for that sale, which is part of the loss. And as Alan said, we're only 2 weeks into the year, but we did execute on that plan. We've sold $1.5 billion of the $1.7 billion that we have earmarked. And so that's transpired in the first 2 weeks of the year. And beyond that, as Alan said, it's early, it's too early in the quarter to guide further. But as we said, we have earmarked those securities for sale. The purpose was primarily to reduce borrowings, and that's what we've done at this point in time.

Michael Perito

Got it. Helpful. And then just for my second question, I appreciate all the commentary, Alan, around how you're kind of refocusing the business and trying to right size the OpEx side for the new kind of lower deposit level. I'm just curious though, the kind of focusing and removing some functionality that's more expensive in noncore is the element. But then the other element, right, is making sure you're getting paid for what you're providing appropriately. And I'm just curious, when you think about the SEN when you think about SEN Leverage, when you think about everything that you still are conducting, how are you thinking about the ROI on those products as I think maybe some of the risk factors around just taking
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deposits seem a little bit more amplified in this business than a typical commercial deposit. Just curious what your updated thought processes are there.

Alan Lane

Yes. Mike, I appreciate that question. And I'll ask Ben to address it.

Ben Reynolds

Yes. So as Alan mentioned in his prepared comments, some of the products that we offer today have just become too costly or complex to continue offering. So as with any business, you make assumptions about customer adoption of new products and when they don't scale the way that you anticipated, sometimes it's -- you need to make course corrections. So digital asset custody is an example of that for us. It's a very competitive space and difficult to differentiate yourself. Kind of switching gears to the cash management solutions that we mentioned, we don't want to provide more details at this time related to that because we want to make sure that we notify some of our strategic partners and customers first. But what I can tell you is fee income is going to be lower in 2023. But when you peel back the onion, you note that the margins of some of the products that were not -- that we would need to continue to invest in we just won't continue to do that.

And so we do expect a boost to profitability by discontinuing those products despite an overall decline in fee income in the next several quarters. The other thing, Mike, that's worth mentioning on this topic is that as we do offer the SEN and wires and other products that are critical to our core customer base. We do expect those products to generate significant fee income, but that is difficult to predict as it's often dependent on market conditions. So, sort of everything is on the table in terms of how to monetize the platform. But I'd say more work is probably needed in order to say exactly how we're going to do that beyond the way we do today, which is through deposits. Thanks for the question.

Operator

The next question today comes from the line of Joseph Vafi from Canaccord.

Joseph Vafi

Thanks for the extra color here in your report. I just wanted to circle back maybe, Alan, to some of your comments you made a couple of weeks ago on the pre-release. And I know you're not providing guidance, but kind of a broad rule of thumb is to continue -- a couple of weeks ago, you said to look at where Silvergate's deposit base was perhaps 6 or 8 quarters ago and kind of extrapolate out interest income today based on that same level of deposits then. Just wanted to make sure you think that, that kind of rule of thumb still makes sense. And then I have a follow-up.

Alan Lane

Yes, Joe, I really appreciate you asking for that clarity because I don't -- that's not what I meant when I was referring back to, as you said, 6 or 8 quarters ago, I wasn't at all focused on like the interest income, the net interest income side of things. It was more reflective -- or my comments a couple of weeks ago in this regard were more reflective of the fact that it was only a little over 2 years ago that we were essentially this size in terms of deposits. And therefore, we have a pretty good idea as to what staffing
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level will be required in order to support this adjusted size and also kind of embedded in that observation and tying this back to some of the comments that Ben was just making.

It's also reflective of the fact that we expect to have fewer customers and also a streamlined product set, which are all very similar to kind of where we were a couple of years ago. And so my comments of a couple of weeks ago were really meant to just share with you all that we've been here before in terms of running a profitable company in that it has fewer customers and lower deposits, but that still serves this ecosystem with the critical infrastructure that we provide. As to the interest rate environment, we're in a very different interest rate environment today versus where we were back then. You may recall that interest rates essentially went to zero shortly after that like kind of 8 quarters ago when the pandemic hit. And during most of our growth throughout 2020 and 2021 we were in a zero interest rate environment with the 3-month treasury yielding less than 10 basis points. And so today, we're in a much different interest rate environment. And so we're not at this -- we never try to predict interest rates. We just try to understand how different interest rate environments might impact our business. And we're certainly going through that same analysis today with a lower balance sheet but a higher interest rate environment.

Joseph Vafi

Sure. Thanks for that color Alan. And then maybe a follow-up. I mean obviously, you're maintaining a super liquid balance sheet right now with cash in excess of deposits, which is not something historically that you've done. Is there – can you provide maybe some guidepost for us on to when that -- the balance sheet kind of may normalize over time here relative to maybe shrinking down that overly liquid balance sheet and cash in excess of deposits. Thanks.

Alan Lane

Yes. It's a fair question, and I'll just go ahead and take this one, too, and just say that I'll mention the same thing I always mention, which is we don't provide guidance, and it's really difficult to predict. But let's just focus on kind of why are we doing this right now. And it really goes back to the thing that we've been saying for the last couple of weeks, which is this industry has experienced a significant crisis of confidence across the ecosystem because of all of the over leverage in the system and some of the bad actors and the bankruptcies, et cetera. And so when market participants are looking in this ecosystem and they're trying to determine who can we trust. We want to make sure that our customers know that we are holding 100% of their deposits in cash on our balance sheet so that they can access that cash up to 100% of their deposits. And so it really is meant to instill confidence.

We also -- the other part of that confidence is to communicate to our customers that we are still committed to this ecosystem. Many of the customers that we service today are customers that we onboarded in 2014 in 2015, and 2016. Many other banks have come into the space during our 9-year tenure. Some have left Some have expanded their operations and then contracted. What we're trying to communicate is that we are here, we are here for the long haul. We are here to serve our core customers with the core products that they utilize every day, and they can have confidence that we have 100% cash on balance sheet — and so when will that change, not for the foreseeable future, I don't know if that's 1 quarter, 2 quarters, all year long. We want to instill confidence in the ecosystem and especially with our customers. And so I really appreciate you asking the question so we could drill down on that a little bit more.

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Tuesday, January 17, 2023 11:00 AM Eastern

Operator

Thank you. The next question today comes from the line of Steven Paraskevopoulos from JPMorgan.

Steven Alexopoulos

I want to start on tangible book value, which was $12.93 in the quarter. In terms of a new baseline, I just wanted to confirm that we shouldn't expect any additional charges or impairments in the first quarter beyond the $8 million restructuring charge you called out to which could further reduce tangible book value?

Alan Lane

Yes, Steve, I'll go ahead and kick that question over to Tony. Tony?

Tony Martino

Yes. Steve, thanks for the question. With respect to the tangible book value per share, as I indicated previously, we recorded an impairment for $1.7 billion in securities sales, and that's already embedded in there. We've -- there's puts and takes, as always, with tangible book value. As Alan indicated a couple of times, we don't provide forward guidance. And it's early y -- really early in the quarter to try to give a guide path there. But there are puts and takes. Another example is the deferred tax carryforward of $342 million that we disclosed. That's not built into the tangible book value because we've taken a valuation allowance for it, but it's certainly available in terms of tax losses that are available to offset future income. So again, it's early. We don't provide guidance, but I appreciate the question.

Steven Alexopoulos

Okay, thanks Tony. And then for my follow-up, I don't know if you guys heard the Signature call this morning, but in the Q&A session, they had a question on AML BSA. And they indicated that for FTX it was more of a Madoff situation, they specifically said not an AML/BSA issue. Do you see this the same way as it relates to Silvergate, not an AML BSA concern?

Alan Lane

Yes. Steve, unfortunately, I did not get a chance to listen to the Signature call. So I don't have the context for how they referenced it. But we're just not going to comment at all on any kind of FTX-related matters
And so from my perspective, we should just focus on our core business and all of the things that we're doing to help this ecosystem and let all that other stuff kind of work its way out.

Steven Alexopoulos

Okay fair enough. Thanks for taking my questions

Alan Lane

You bet.

Silvergate Capital Corporation
Tuesday, January 17, 2023 11:00 AM Eastern

Operator

The next question today comes from the line of David Rochester from Compass Point.

David Rochester

You guys had a lot of moving parts on the balance sheet in the fourth quarter that would impact the margin moving forward. And I know you don't want to give any guidance on the NIM, but can you just give some of the spot yields and costs at the end of 4Q for the major average balance sheet lines? I think that would be helpful. And if you happen to have the yield on the securities that you're selling in the first quarter that you've already sold, that would be great as well.

Alan Lane

Yes, Dave. I'll kick this question over to Tony.

Tony Martino

Yes. Thanks for the question, Dave. So again, I think with -- if you look at the balance sheet broadly speaking, given the disclosures that we made, the cash and securities are the overwhelmingly large components of the balance sheet. And the securities -- the cash yields are in line with federal funds rate. With the securities, what I'll say is as of year-end, we were close to about 80% of the securities portfolio being floating rate securities and in the first 2 weeks -- as I indicated, we sold about $1.5 billion of what was left in the book. And I think the 80%, I mean, will trend a little bit higher, but -- and so for a portfolio that's government issued or all agency-backed and primarily mortgage back and other types of securities, you probably could figure out what the yield are there in relation to the federal funds rate. But as we said, the bulk of our asset earning assets are adjustable rate. But as we've also said, the makeup of the balance sheet going forward is subject to change as the year evolves. So sorry, I can't be a little bit more clear, but that's about as much as we could provide at this point in time early in the quarter.

David Rochester

Okay. I appreciate that. And then just one follow-up. Can you just talk about your bigger picture, the implications of this 100% valuation allowance on the DTA? Are you guys basically saying that the outlook at least near term for profitability is more negligible or maybe you're predicting a loss? And then how far out does that analysis go? How far out do you guys need to look on that valuation test?

Alan Lane

Tony, do you want to just keep going.

Tony Martino

Yes. Thanks, Alan. So Dave, as far as the valuation allowance goes, so in the near term, I mean, it's -- as I said earlier, it's -- we've got a deferred tax allowance or deferred tax asset balance of $342 million, driven by both the losses that we've incurred in the fourth quarter and some of the accrued losses that we anticipate in 2023. So from a tax perspective, with some of those accrued losses that will be realized in 2023, the allowance is one of those things that's done on a year-by-year basis. So at this point in time, —
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Tuesday, January 17, 2023 11:00 AM Eastern

we've assessed a 100% allowance implying that there's probably not a taxable income in 2023. But beyond that, you shouldn't read too much into it because it's an allowance that could be re-evaluated every year-end. And that valuation allowance could change every year-end. So it's not set in stone at 100% going forward. And from a tax perspective, as we've disclosed, those losses are -- have indefinite carryforward for federal tax purposes. And so there's future value there to the extent that there's future taxable income.

Operator

Thank you. The next question today comes from the line of Manan Gosalia from Morgan Stanley.

Manan Gosalia

I appreciate all the incremental color this morning. And I know you also mentioned in the slide deck that the headcount reduction will drive a $7 million to $8 million reduction in comp. I guess as we think about the core expense number going into the back half of the year, given that you also mentioned you're exiting from the custody and cash management businesses, what should we -- how should we think about the core expense number as we exit the onetime expenses that you're making over the next couple of quarters?

Alan Lane

Yes, Manan. Thanks for the question. I'm going to turn it over to Tony in just a second, but I just want to clarify one thing. -- we are not exiting all of the cash management services, but just certain cash management expenses, and we have not yet disclosed which services those are, but you could go back and contemplate Ben's comments around some of the products that when you launch certain products, you make some assumption as to the customer adoption of those products, et cetera. And then as you move through time, you have to reassess those. And so -- but I wouldn't want anybody to think that we're no longer going to provide cash management services. That is core to what we do. And the SEN, the 24/7 API-enabled SEN that our customers have come to rely on will still be operational with API wires, etc.. And we'll be able to provide more color, as Ben mentioned, once we notify some of our key partners and our customers, we don't want to get ahead of being able to have individual conversations with all the appropriate folks. But back to the expense question. Tony, you want to take that?

Tony Martino

Yes, sure. Thanks for the question, Manan. So yes, as you indicated, the guidance that we provided was a $7 million to $8 million per quarter save related to the headcount reduction. As it relates to other core expenses as we indicated in our prepared remarks, I mean, we were intentional about saying the second half of the year because as you can appreciate, there are a lot of embedded costs and overhang coming into the new year. A lot of the challenges in the ecosystem were towards the back end of the quarter. So as Alan had said, we're evaluating different products and services, we're evaluating vendor contracts we're evaluating all of those items that would drive core expenses.

And so at this point in time, we're not in a position yet to give further guidance. But as you indicated, we do intend to evaluate all categories and look to get to a good core expense base for the second half of the year.

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Tuesday, January 17, 2023 11:00 AM Eastern

Manan Gosalia

But is it fair to take the $33 million expense base from 3Q remove the $7 million to $8 million and then assume that you would move lower from there? Is that fair?

Alan Lane

It's not so straightforward because as you may or may not know, I mean, we were increasing headcount throughout the year. And so some of those headcount increases were in flight at the beginning of the quarter at the beginning of the fourth quarter. So it's like most things, it's not that straightforward. And there's some -- there are many moving parts, and there are a lot of puts and takes, as always. So I appreciate the question. But at this time, that's about all the guidance we can give

Manan Gosalia

Got it. And then just a quick question on the deposit side. In the past, you've mentioned that about 45% of your deposits come from the top 10 clients. I would assume that concentration number has gone down meaningfully. Would you have that number as of the end of the fourth quarter?

Alan Lane

Yes. Let me jump back in and kick this over to Ben. We will certainly disclose more detail in our 10-K as I always do when it's filed. I'm not sure we're ready to disclose deposit concentrations today. But Ben can probably provide a little bit of color on our customer base. So Ben, do you have anything to add?

Ben Reynolds

Yes. That's right, Alan. So I'm not sure if we're planning on disclosing that number going forward. But when you do look at the table that shows the number of customers by category and the corresponding deposits, you can see that they've gone down in every category. And so we're certainly mindful of concentrations. But what we've seen is really, as we've said many times before, kind of a crisis of confidence and risk off across the entire industry. So I think from that table, you can probably see that deposits across the board in every segment are down. So not much more we can add beyond that at this point.

Operator

Thank you. The next question today comes from the line of Will Nance from Goldman Sachs.

William Nance

So I'm looking at the end of period balance sheet. And even if I take into account the security sales in the first quarter, it looks like you'll still have around $5.3 billion in wholesale funding or around 50% of the balance sheet. So I know you don't want to provide guidance on deposit flows, but it seems from the outside looking in that either you're managing the balance sheet towards the sharp rebound in deposits in the near term or you need to sell substantially more securities than you have done or earmarked so far in order to bring the funding profile back in line. So assuming that 50% wholesale funding is higher than you
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Tuesday, January 17, 2023 11:00 AM Eastern

or the regulators are comfortable with, and maybe you can correct me if I'm wrong there. Are there any guide rails that you could provide about how you plan to work that down and to what level?

Alan Lane

Yes. Well, it's a fair observation. And I think I've said, if I didn't say it in the Q&A session of the last call a couple of weeks ago, I certainly addressed this question and follow-up calls, which is that your observation is correct. When -- if you did zoom out and the way I frame it is, let's not make it specific to Silvergate, but let's just talk about the fact that in general, banks like to have their core deposits in excess of their noncore funding, which as you've alluded to, wholesale funding, whether that be short term borrowings or brokered CDs. And so at this point, we're not providing any further guidance.

And so the comments that you made about how you might interpret us managing our balance sheet is an opinion that you're expressing, but it's not necessarily indicative of how we're thinking about it. I would just go back to everything I've said already, and I don't want to repeat it all for everybody, but we're managing the balance sheet to make sure that our customers know that they have access to 100% of their deposits, and we're going to do that for the foreseeable future. And as Tony mentioned, our securities portfolio, what remains of our securities portfolio is overwhelmingly adjustable rate. And it is all government agency, either government issued or government agency-sponsored investment securities. So we feel very good about our current balance sheet position.

William Nance

Got it. Appreciate that. And then maybe kind of dovetailing off of the last comment you made on the securities portfolio on the balance sheet. You guys have been profitable at this level of noninterestbearing deposits in the past. But I think one thing that's different now is you sold a lot of the duration in the balance sheet. And looking ahead, it seems like the strategy of maintaining a lot of digital currency deposits or all in cash, presents a lot of downside interest rate risk if we see rates kind of normalize back to, well, something approximating what we see in the current forward curve today. So how are you guys thinking about mitigating downside interest rate exposure with a significantly higher cash position, which Tony, maybe you could talk about the -- your ability to hedge kind of like fed funds rate type of cash.

Alan Lane

Yes, Tony, do you want to take the question?

Tony Martino

Yes. So well, yes, that's an appropriate observation. As first thing I'll say is, yes, we do have and we've disclosed that we've got derivatives in place to mitigate downward moves in interest rates. So that's obviously part of it. So that becomes an important component of balance sheet management strategy as it relates to NIM going forward. But also, as Alan said, for the foreseeable future, we want to make sure that we've got cash in place for customers. But I kind of want to reinforce the point that with all of our securities being government issued or government agency backed, they also continue to be fully pledgeable for liquidity.

And so all those things that we've put in place that we've talked about for several years continue to be in place, perhaps the proportions change, but we're mindful of managing interest rate risk. As Alan said, we
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Tuesday, January 17, 2023 11:00 AM Eastern

don't predict rates, but we try to plan for all the outcomes and the size of the derivatives that we've got is part of that strategy.

Operator

Thank you. The next question today comes from the line of Jared Shaw from Wells Fargo.

Jared Shaw

I guess looking at capital, especially Tier 1 leverage took obviously a big move down. You commented in the opening comments about rebuilding that organically. Is that organic growth rate going to be enough to satisfy your expectations or need for Tier 1 leverage in terms of trying to get closer to a double-digit Tier 1 leverage ratio? Or should we think that there may have to be some additional capital raising or other alternatives looking at?

Alan Lane

Yes, Jared. I appreciate the question. I'm going to ask Tony to comment in just a minute. But the one thing that I would point out is, and again, of course, we're not going to provide guidance on if and when we might "raise capital" -- but I think Tony will touch on this. It's important to recognize that, number one, our risk-based capital ratios continue to be extremely robust, which is reflective of the very low credit risk on our balance sheet. But importantly, that Tier 1 ratio is based on average assets. And so it's really important to think about that as we move into the first quarter here. And without stealing anymore of Tony's thunder. Tony, do you want to address that in a little bit more detail?

Tony Martino

Yes. Thanks, Alan. Thanks for the question, Jared. So yes, as Alan mentioned, the Tier 1 leverage ratio that we disclosed of 5.36%, it's based on average assets of approximately $15 billion, as I mentioned in my prepared remarks. But the balance sheet ended at $11.3 billion. So on a pro forma basis with the Tier 1 capital that we had at year-end, that would imply an entry point above 7%. And then with the further guidance of -- or subsequent event disclosure that we've sold down $1.5 billion in securities to reduce wholesale funding, that implies a further reduction. So that's kind of step 1 in terms of the organic path of rebuilding the Tier 1 leverage ratio.

Jared Shaw

Okay. And then my follow-up, I guess, just on the securities portfolio. What is the -- after the sale, what's the expected cash flow quarterly from that and the remaining duration?

Tony Martino

So I don't have the expected cash flow handy in terms of expected duration. I mean, we were -- we had disclosed approximately 4 years at as an expected duration in the third quarter. That's substantially reduced. It's closer to 1 year at present, 1 to 1.5. And in reference to, again, what Alan was mentioning in terms of risk-based capital ratios, a significant amount of those securities are now at zero risk weight or a 20% risk weight. So significant change between the third and fourth quarter.

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Tuesday, January 17, 2023 11:00 AM Eastern

Operator

Thank you. Our next question today comes from the line of George Sutton from Craig-Hallum.

George Sutton

Also on the call, you did not hear from Signature, they suggested a bit of a de-emphasis of the digital landscape. And you are clearly trying to indicate a continued importance relative to how you are doing your business. I just wanted to think about that in the context of the off-boarding of clients that you mentioned. Can you just give us a sense? I assume this is a relatively small number. And can you give us any sense of the additional scrutiny that's been taken to make this decision?

Alan Lane

Yes, George, I'm going to pass it over to Ben for that first part of your question. But as to additional scrutiny, let's just dispel that right now. And let's just frame it in the context that we've been doing this business with the full focus on regulation and risk management for 9 years. We went into this business very intentionally in 2014. We engaged with our regulators that year to say this at the time, as I've said many times before, it was Bitcoin only. And we were essentially describing to our regulators at the time. This is what bitcoin is. These are the types of institutional market participants that are coming into this space to invest in Bitcoin.

Obviously, that has expanded now to other digital assets such as Ethereum, stable coins, et cetera. But for the entire tenure of this business, we have been operating with a fully regulated offering. And with the with the requisite regulatory scrutiny, if you will, in terms of looking at our program every single year. And so any decisions that we're making to trim products and/or customers are really business decisions and not related to any specific scrutiny as you said. But Ben, do you -- would you like to comment further?

Ben Reynolds

Yes. So thanks for the question, George. It was a difficult decision to offboard some of our noncore customers. It was our choice, though. And I think it's an example of our focus on operating a profitable business in 2023. As with any business over time, you end up accumulating customer relationships that simply aren't profitable because even they end up being smaller than what they had originally expected or they don't end up using your core products. It probably isn't a surprise to anyone that there are significant compliance and operational costs associated with every customer that we serve. So now more than ever, we want to be deliberate in working with clients that are adding value to the platform.

Maybe the last thing I'll say is that -- and I think it is important to highlight that while we expect to offboard some of our noncore customers, we do expect that if there's a negative impact to deposit fee income and send metrics that it will be less significant than you might expect because these are smaller relationships overall and tend not to use our core products, but thanks for the question.

George Sutton

So my follow-up is related to the broader market. Obviously, none of us are smart enough to know the future per se, but very quickly, Bitcoin and the broader crypto markets have turned higher. I'm just curious if we could talk about your flexibility to grow again potentially aggressively if that is the environment in
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Tuesday, January 17, 2023 11:00 AM Eastern

front of us. Not saying that it is, just curious if you have the flexibility that you've had in the past to move forward.

Alan Lane

Yes, George, it's a fair question, and I might tie the answer to one of the earlier questions where one of your colleagues was commenting on the composition of our balance sheet at year-end. And clearly, as we work to reduce the wholesale funding that, by definition, then makes room for deposits to grow. And again, I know you're not asking us to predict the future. I agree with your comments. It's impossible to predict. But as Ben mentioned, we are focused on making sure that we are providing the critical services to our core customers and that we do, in fact, have room for them to grow their deposits when this turns around.

And I do believe it's a when, not if. But I'm also not predicting when that will happen. If past is prologue, this industry tends to go in 4-year cycles and 2023 might continue to be a kind of a sideways market for this overall ecosystem. But that will give us the time we need to retool the business and we will be leaner and meaner and ready to go.

Operator

Thank you. This concludes today's question-and-answer session. So I would like to pass the call back over to Alan Lane for any closing remarks.

Alan Lane

All right. Thank you very much, Bailey. Well, I just want to thank everybody for joining today. And I just want to, again, express our appreciation for all of the support that we get from our great customers, and we look forward to providing additional updates as we move through 2023. So thank you, everybody. Have a great day.

Operator

This concludes today's conference call. Thank you all for your participation. You may now disconnect your lines
Silvergate Capital Corporation
Tuesday, January 17, 2023 11:00 AM Eastern